UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENSERVCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	84-0811316
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
501 S. Cherry St., Suite 320, Denver, Colorado 80246
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common stock, par value $0.005 per share	NYSE MKT LLC

  If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

  If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

  Securities Act registration statement file number to which this form relates: ☐ (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(Title of Class)

Explanatory Note

This registration statement on Form 8-A is being filed to change the registration of the common stock, par value $0.005 per share (the “Common Stock”), of Enservco Corporation, a Delaware corporation (the “Registrant”), from Section 12(g) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), to Section 12(b) under the 1934 Act in connection with the listing of the Common Stock on the NYSE MKT. The Common Stock is currently registered under Section 12(g) of the 1934 Act and is quoted on the OTCBB under the symbol “ENSV”. The Registrant anticipates that the Common Stock will commence trading on the NYSE MKT on or about March 10, 2014 under the symbol “ENSV.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to Be Registered.

The following description of the Registrant’s Common Stock and the provisions of its charter documents are summaries and are qualified by reference to the Registrant’s certificate of incorporation and its bylaws listed as exhibits to this registration statement. The Registrant and its Common Stock are also governed by the general corporation laws of the State of Delaware.

Description of Our Common Stock

We are authorized to issue up to an aggregate of 100,000,000 shares of our common stock, par value $0.005 per share. As of February 28, 2014, an aggregate of 32,188,269 shares of our common stock were issued and outstanding. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for our operations and expansion. Upon any liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of our common stock are fully paid and non-assessable.

Description of the Preferred Stock

We are authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, par value $0.005 per share, in one or more series as may be determined by our board of directors, which may establish from time to time the number of shares to be included in such series, and fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference thereof. As of February 28, 2014 we did not have any shares of preferred stock issued and outstanding. Any preferred stock established and designated by our board of directors may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. The issuance of shares of preferred stock, the existence of unissued preferred stock, or the issuance of rights to purchase such shares of preferred stock, may have the effect of delaying or deterring an unsolicited merger or other change of control transaction.

Registration Rights

In connection with a private placement completed in November 2012, we entered into a registration rights agreement with the certain of the selling security holders that required us to file the registration statement on Form S-1, amended June 12, 2013. Further, the Company is required to maintain the effectiveness of the registration statement on Form S-1 until the earlier of (i) all of the securities underlying the registration statement have been sold, or (ii) two (2) years from the date the registration statement becomes effective. In addition, if we fail to timely file or maintain the effectiveness of the registration statement, we may be required to pay additional liquidated damages to affected holders.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

We currently have authorized but unissued shares of our common stock which will be available for future issuance without any further vote or action by our stockholders. In addition, pursuant to the terms of our certificate of incorporation, we are authorized to issue, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock, par value $0.005 per share, in one or more series as may be determined by our board of directors, which may establish from time to time the number of shares to be included in such series, and fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference thereof. Any preferred stock so established and designated by our board of directors may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.

These shares of common stock and preferred stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock, and our ability to fix the designations, powers, preferences and rights of shares of our preferred stock, could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Item 2. Exhibits.

The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this registration statement.

Signature

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENSERVCO CORPORATION (Registrant) By: /s/ Rick D. Kasch Rick D. Kasch President
By: /s/ Robert J. Devers Robert J. Devers Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description

3.01	Second Amended and Restated Certificate of Incorporation(1)
3.02	Amended and Restated Bylaws(2)

(1)	Incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 30, 2010, and filed on January 4, 2011.
(2)	Incorporated by reference from Exhibit 3.02 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010